FOR IMMEDIATE RELEASE
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ESPEY MFG. & ELECTRONICS CORP. ANNOUNCES REINSTATEMENT OF DIRECTORS

Saratoga Springs, New York -- (January 29, 2004) - Espey Mfg. & Electronics Corp. (AMEX: ESP), announced today that its Board of Directors has unanimously determined that certain actions taken at its November 13, 2003 annual meeting of shareholders, which resulted in a vote to remove two incumbent directors, Messrs. Michael W. Wool and Paul J. Corr, were improper. Accordingly, Messrs. Wool and Corr have been reinstated as directors, and Mr. Corr has been reinstated as Chairman of the Company's Audit Committee.

The Board of Directors also determined to set aside its appointment on November 24, 2003 of Mr. Alan D. Kohn to fill a pre-existing vacancy on the Board of Directors on the basis that it was procedurally improper. Mr. Kohn has concurred in this decision. No decision has been made by the Board as to whether Mr. Kohn will be considered again for appointment to the Board. The Board will create a nominating committee comprised of independent directors for future nominations of directors.

The Board's actions followed consultation with special independent counsel who had been retained in connection with the previously announced review that is being conducted by the American Stock Exchange ("AMEX") of events related to the 2003 annual meeting of shareholders. The Company has provided information requested by AMEX in connection with such review. The AMEX review has not been concluded.

Espey also announced today that it has reached an agreement with Messrs. Wool, Corr and Franklin Resources, Inc. that has resulted in such parties' withdrawal of claims that have been asserted against the Company in connection with the events that transpired at the November 13, 2003 annual meeting of shareholders. On January 20, 2004, Franklin Resources, an investment advisor to Franklin MicroCap Value Fund, which holds a 7.7% ownership interest in the Company, filed a statement on Schedule 13D with the Securities and Exchange Commission stating that it had joined with Messrs. Wool and Corr in pursuing contemplated legal action against the Company.





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Espey's primary business is the development, design, and production of specialized military and industrial power supplies/electronic equipment. The Company's web site can be found on the Internet at www.espey.com.

For further information, contact Emanuel R. Gold, Esq. (718) 897-7300 . Important Legal Information Cautionary Statement: Certain statements in this press release are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company's current expectations or beliefs concerning future events. The matters covered by these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.